Exhibit 4.11

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

EOG RESOURCES, INC.

NON-EMPLOYEE DIRECTOR STOCK-SETTLED STOCK APPRECIATION RIGHT AGREEMENT

GRANTEE: [NAME]

Congratulations! You have been granted a Stock Appreciation Right (“SAR Award”) with respect to shares of common stock, $0.01 par value per share (the “Stock”), of EOG Resources, Inc. (the “Company”) as follows:

Date of Grant	[GRANT DATE]
Total Number of SARs Granted	[# SHARES]
Award Price per SAR	[AWARD PRICE]

The Company hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a SAR Award that entitles you to receive, upon exercise, the number of shares of Stock determined by multiplying the excess of the Fair Market Value of a share of Stock on the date of exercise over the Award Price per SAR set forth above by the number of shares of Stock with respect to which the SAR Award is exercised, and dividing the resulting product by the Fair Market Value of a share of Stock on the date of exercise. This SAR Award is exercisable in accordance with the vesting schedule and terms set forth below.

General. This SAR Award Agreement (this “Agreement”) is governed by the terms and conditions of the Amended and Restated EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (as may be amended from time to time, the “Plan”), which is hereby made a part of this Agreement. All capitalized terms that are not defined in this Agreement have the meanings ascribed to them under the Plan.

Vesting. Assuming you remain a member of the Board of the Company, this SAR Award will become vested in 50% increments on each of the first and second anniversaries of the Date of Grant, and will be exercisable after vesting until canceled as noted in the paragraphs below. To the extent vested, this SAR Award may be exercised in whole or in part until it terminates.

Tax Obligations. To the extent that the exercise of this SAR Award results in income to you for federal, state or local income, employment or other tax purposes with respect to which the Company or an Affiliate has a withholding obligation, the Company or such Affiliate is authorized to withhold from the shares subject to this SAR Award any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation.

Term. Notwithstanding any other provision in this Agreement, in no event may any portion of this SAR Award be exercised after the seventh anniversary of the Date of Grant.

Exercise. You must exercise this SAR Award through the Company’s designated broker, UBS Financial Services, Inc. (“UBS”), by accessing its website at https://onesource.ubs.com/eog or by calling 1.800.725.0052. You will be notified if the designated broker is changed. If you have been notified that you must consult with a member of the Company’s Legal Department prior to engaging in Stock transactions, you must consult with the Legal Department prior to exercising this SAR Award. As soon as administratively practicable following the exercise of this SAR Award, the shares of Stock exercised under this SAR Award (net of any applicable tax) will be deposited in a brokerage account established in your name at UBS.

Termination of Board Membership. This SAR Award is not transferable by you other than pursuant to Section 4.3 of the Plan, and may be exercised only by you during your lifetime and while you remain a member of the Board of the Company, subject to the following:

(a) Due to Not Standing for Re-Election, Failure to be Re-Elected or Resignation Pursuant to Corporate Governance Guidelines. If your membership on the Board terminates because you do not stand for re-election, or are not re-elected, to the Board at the following Annual Meeting of Stockholders, or your resignation from the Board pursuant to Section 11 (or a successor section) of the Company’s Corporate Governance Guidelines (or any corresponding successor document) is accepted, any unvested portion of this SAR Award shall become fully vested and this SAR Award may be exercised at any time during the period of twelve (12) months following such termination or, if shorter, the remaining term of the SAR Award.

        (b) Voluntary Termination. If your membership on the Board terminates voluntarily (e.g., because you resign from the Board (other than a resignation from the Board pursuant to Section 11 (or a successor section) of the Company’s Corporate Governance Guidelines (or any corresponding successor document))), this SAR Award may be exercised at any time during the period of three months following such termination or, if shorter, the remaining term of the SAR Award, or by your estate (or the person who acquires this SAR Award by will or the laws of descent and distribution or otherwise by reason of your death) during a period of one year, or, if shorter, the remaining term of the SAR Award, following your death if you die during such three-month period, but in each case only as to the number of SARs you were entitled to exercise hereunder as of the date your membership on the Board so terminates.

(c) Removal for Cause. If your membership on the Board terminates because you are removed for cause, the unvested portion of this SAR Award shall be forfeited and canceled. For purposes of this Agreement, “cause” shall mean gross negligence or willful misconduct in the performance of your duties as a Director, or final conviction of a felony or of a misdemeanor involving moral turpitude.

(d) Disability. If your membership on the Board terminates by reason of Disability, any unvested portion of this SAR Award shall become fully vested and this SAR Award may be exercised by you (or your guardian or legal representative) at any time during the period of one year following such termination or, if shorter, the remaining term of the SAR Award.

(e) Death. If your membership on the Board terminates by reason of your death, any unvested portion of this SAR Award shall become fully vested and your estate, or the person who acquires this SAR Award by will or the laws of descent and distribution or otherwise by reason of your death, may exercise this SAR Award at any time during the period of one year following your death or, if shorter, the remaining term of the SAR Award.

Vesting Upon a Change in Control. Upon a Change in Control of the Company (as defined in the Plan), the unvested portion of this SAR Award shall become fully vested effective as of the effective date of the Change in Control of the Company and may be exercised at any time during the remaining term of the SAR Award.

Delivery of Documents. By accepting the terms of this Agreement, you consent to the electronic delivery of documents related to your current or future participation in the Plan (including the Plan documents; this Agreement; any other prospectus or other documents describing the terms and conditions of the Plan and this SAR Award; and the Company’s then-most recent annual report to stockholders, Annual Report on Form 10-K and definitive proxy statement), and you acknowledge that such electronic delivery may be made by the Company, in its sole discretion, by one or more of the following methods: (i) the posting of such documents on the Company’s intranet website or external website; (ii) the posting of such documents on the UBS Financial Services, Inc. website; (iii) the delivery of such documents via the UBS Financial Services, Inc. website; (iv) the posting of such documents to another Company intranet website or third party internet website accessible by you; or (v) delivery via electronic mail, by attaching such documents to such electronic email and/or including a link to such documents on a Company intranet website or external website or third party internet website accessible by you. Notwithstanding the foregoing, you also acknowledge that the Company may, in its sole discretion (and as an alternative to, or in addition to, electronic delivery) deliver a paper copy of any such documents to you. You further acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company (Attention: Human Resources Department) by telephone or in writing.